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                                                                    EXHIBIT 16.1



February 3, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by ProBusiness, Inc. (copy attached), which we understand will be filed with the Commission, as part of the Company's Form S-1. We agree with the statements concerning our Firm in such Form S-1.


                                                   Very truly yours,
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                              CHANGE IN ACCOUNTANTS


         Effective June 1996, the Company engaged Ernst & Young as its principal independent auditors to replace Coopers & Lybrand LLP ("Coopers & Lybrand"), who were dismissed as auditors of the Company effective January 1996. The decision to change independent auditors was approved by the Company's Audit Committee and the Board of Directors. In connection with audits of the two fiscal years ended June 30, 1995, and in the subsequent interim period, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Coopers & Lybrand, would have caused them to make reference to the matter in their report. The reports of Coopers & Lybrand on the financial statements of the Company for the past two years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.